Use these links to rapidly review the document
TABLE OF CONTENTS
FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 15, 2003.

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Passport Restaurants, Inc.
(Name of small business issuer in its charter)

Texas (State or jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	11-3698802 (I.R.S. Employer I.D. Number)

36 Cordage Park Circle, Suite 301
Plymouth, Massachusetts 12360
(508) 732-0319
(Address and telephone number of principal executive offices)

36 Cordage Park Circle, Suite 301
Plymouth, Massachusetts 12360
(508) 732-0319
(Address of principal place of business or intended principal place of business)

Christopher R. Thomas
36 Cordage Park Circle, Suite 301
Plymouth, Massachusetts 12360
(508) 732-0319
(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.001 par value	1,989,062 Shares	$2.00	$3,978,124	$366

        This registration statement registers the resale of 1,989,062 shares of common stock held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The per share offering price was calculated based upon a price of $2.00 per share, which is the highest anticipated price that the shares are expected to trade upon listing in the Pink Sheets.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to change	Dated August 15, 2003

1,989,062 shares of common stock

Passport Restaurants, Inc.

        This prospectus covers the resale of 1,989,062 shares of our common stock held by our selling stockholders whose names and share amounts are set forth under "Selling Stockholders" in this prospectus. Certain of the shares being registered are subject to a lock-up agreement restricting their sale for a period of 120 days from the date of this prospectus. The shares will be offered by our selling stockholders from time to time in open market transactions at prevailing market prices.

        There is no market for our common stock and no assurance that a market will develop in the future. We have applied to list our common stock on the Pink Sheets of the National Quotation Service and will apply to list our common stock on the over-the-counter Electronic Bulletin Board following the effective date of this prospectus.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page                        .

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
SUMMARY
Business
History
The Offering
Description of Selling Stockholders and Reasons for Registration
SUMMARY FINANCIAL DATA
Statement of Operations Data
Balance Sheet Data
Summary Pro Forma Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DILUTION
CAPITALIZATION
SELECTED FINANCIAL DATA
Statement of Operations Data
Balance Sheet Data
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
Liquidity and Capital Resources
BUSINESS
General
Industry Trends
Products and Service
Strategy
Competition
Site Selection and Design
Properties
Marketing and Advertising
Management Information Systems
Trademarks
Government Regulation
Legal Proceedings
Employees
MANAGEMENT
Directors and Executive Officers
Executive Compensation
Liability and Indemnification of Officers and Directors
SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

i

SELLING STOCKHOLDERS
Information Regarding the Selling Stockholders
RELATED PARTY AND OTHER MATERIAL TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
General
Common Stock
Preferred Stock
Common Stock Purchase Warrants
Limitation on Liability
Dividends
Transfer Agent
SHARES ELIGIBLE FOR FUTURE SALE
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL STATEMENTS

ii

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

        We develop and operate quick-casual café-style restaurants. Quick-casual restaurants are meant to combine faster service than that offered by traditional casual dining restaurants with food that is equal to casual dining quality and superior in variety and taste to fast food restaurants. We currently operate one restaurant and have three restaurants under construction. Our restaurant concept includes eat-in, take-away, catering and a high-end, gourmet-food retail section with hard to find ingredients commonly used in catering and private chef services. The menu contains a variety of freshly-prepared, boldly-flavored selections, generally with a European derivation, including uniquely-seasoned rotisserie chicken, seasonal salads, warm panini sandwiches, deli-style sandwiches featuring European cold cuts, seafood, German sausages, pasta dishes and vegetarian specialties. European artisan breads and pastries also are featured. Each menu item uses ingredients carefully selected for freshness and quality, is made fresh to order with generous portions and is attractively presented on china service ware to make the meal both nutritious and appealing to the eye.

        Our target customers include more mature urban and suburban customers who are time-sensitive yet desire higher quality, more boldly-flavored foods than are typically found at fast food restaurants. We seek to locate our restaurants in high visibility, heavily-trafficked office or shopping areas that are easily accessible to our target clientele.

History

        We were organized as a Texas corporation under the name Leopard Holdings, Inc. in September 2000. In June 2003 we acquired substantially all of the assets of Passport—A Taste of Europe, Inc., a Florida corporation organized in April 2002, in exchange for 8,010,938 shares of our common stock and 623,318 common stock purchase warrants. In July 2003, following the asset acquisition, we changed our name to Passport Restaurants, Inc.

        Our principal executive offices are located at 36 Cordage Park Circle, Suite 301, Plymouth, Massachusetts 12360, and our telephone number is (508) 732-0319.

The Offering

Securities offered by our selling stockholders:	1,989,062 shares of common stock.
Securities outstanding prior to and after the offering:	10,000,000 shares of common stock.
Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

Description of Selling Stockholders and Reasons for Registration

        Through this prospectus, we are registering the resale of 1,989,062 shares of our common stock held by the selling stockholders whose names and share amounts are set forth under "Selling Stockholders" in this prospectus. The shares are being registered in part to comply with certain opinions of the Staff of the Securities and Exchange Commission that the resale of securities initially acquired from a company without current operations must be registered before being offered for resale. Additionally, upon completion of the registration, we will become a "reporting company" under Commission rules and will be eligible to list our common stock on the Electronic Bulletin Board.

SUMMARY FINANCIAL DATA

        The following summary financial data represents the operations of Passport—A Taste of Europe, Inc. which we acquired in June 2003 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes included elsewhere in this prospectus. Unless indicated to the contrary, all financial information throughout this prospectus reflects the operations of Passport—A Taste of Europe, Inc. whose assets we acquired in June 2003.

Statement of Operations Data

	Inception (May 30, 2002 through December 29, 2002)	Period from December 30, 2002 to April 20, 2003
Total Revenue	$2,821	$43,910
Net profit (loss)	$(466,042)	$(355,898)
Net profit (loss) per share	$(.47)	$(.36)

Balance Sheet Data

	December 29, 2002	April 20, 2003
Working capital (deficit)	$(275,743)	$(317,394)
Total assets	$1,124,500	$1,540,787
Total liabilities	$1,590,442	$2,362,625
Stockholders' equity (deficit)	$(465,942)	$(821,838)

Summary Pro Forma Financial Data

        The following are the summarized unaudited pro forma results of operations for the period ended April 20, 2003 and year ended December 29, 2002, assuming the June 30, 2003 acquisition of Passport—A Taste of Europe, Inc. had taken place at the beginning of 2002. The unaudited pro forma results are not necessarily indicative of the future results or results that would have been reported had the acquisition been completed when assumed.

Pro Forma Condensed Statement of Operations
Year Ended December 29, 2002

	Passport Historical Statements	Leopard Historical Statements	Pro Forma Adjustments	Pro Forma
Revenues	$2,821	—	—	2,821
Cost of sales	9,760	—	—	9,760

Gross profit	(6,939)	—	—	(6,939)
Operating expenses:
General and administrative	434,916	—	—	434,916
Depreciation expense	16,445	—	—	16,445

Operating loss	(458,300)	—	—	(458,300)
Interest expense	7,742	—	—	7,742

Net loss	$(466,042)	—	—	(466,042)

Basic earnings per share				(0.05)

Basic weighted average shares outstanding				10,000,000

Diluted earnings per share				(0.05)

Diluted weighted average shares outstanding				10,000,000

Pro Forma Condensed Statement of Operations
Period From December 30, 2002 to April 20, 2003

	Passport Historical Statements	Leopard Historical Statements	Pro Forma Adjustments	Pro Forma
Revenues	$43,910	—	—	43,910
Cost of sales	27,500	—	—	27,500

Gross profit	16,410	—	—	16,410
Operating expenses:
General and administrative	332,083	—	—	332,083
Depreciation expense	19,870	—	—	19,870

Operating loss	(335,543)	—	—	(335,543)
Interest expense	20,3345	—	—	20,335

Net loss	$(355,898)	—	—	(355,898)

Basic earnings per share				(0.04)

Basic weighted average shares outstanding				10,000,000

Diluted earnings per share				(0.04)

Diluted weighted average shares outstanding				10,000,000

Pro Forma Condensed Balance Sheet
Year Ended December 29, 2002

	Passport Historical Statements	Leopard Historical Statements	Pro Forma Adjustments	Pro Forma
Current assets:
Cash and cash equivalents	$177,839	—	—	177,839
Inventories	—	—	—	—
Prepaid expenses	7,318	—	—	7,318

Total current assets	185,157	—	—	185,157
Property and equipment, net (note 3)	899,588	—	—	899,588
Other assets	39,755	—	—	39,755

Total assets	1,124,500	—	—	1,124,500

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$382,601	—	—	382,601
Accrued expenses	78,299	—	—	78,299

Total current liabilities	460,900	—	—	460,900
Note payable (note 5)	1,121,800	—	—	1,121,800
Accrued interest	7,742	—	—	7,742

Total liabilities	1,590,442	—	—	1,590,442

Commitments and contingencies (note 7)
Stockholders' Equity:	(465,942)	—	—	(465,942)

Total liabilities and stockholders' equity	1,124,500	—	—	1,124,500

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We Have Had Limited Operations and Revenue and Have Incurred Losses.

        We were formed in April 2002 and have had limited operations and negligible revenue to date. For the year ended December 31, 2002 and the period from December 30, 2002 to April 20, 2003 we incurred losses of $466,042 and $355,898 respectively. We are subject to all of the risks inherent in starting a new business, and there can be no assurance we will improve revenue or realize earnings in the future.

We Received a Going Concern Qualification from Our Auditors Indicating There Was Substantial Doubt as to Whether We Could Continue in Business.

        In their report dated March 27, 2003, our auditors indicated there was substantial doubt as to whether we could continue as a going concern. Accordingly, unless we raise additional working capital we may be unable to remain in business.

We Will Need to Raise Additional Capital in Order to Expand Our Business.

        In order to expand our business, we will need to obtain additional debt or equity capital. We cannot assure that we will be able to raise additional capital, but if we do so, the issuance of debt or equity securities may cause additional dilution to current stockholders. We currently have no commitments for any such financings and there can be no assurance that any such financings can be obtained on terms acceptable to us.

We Only Operate One Restaurant Which Limits Our Potential to Generate Earnings and Places Us at a Competitive Disadvantage Compared to Larger Restaurant Chains.

        We currently operate only one restaurant and have three other restaurants under construction. Due to this small number of restaurants, poor operations at any one restaurant could materially affect our profitability. Moreover, our current restaurant field supervision and corporate support infrastructure is very small especially compared to larger restaurant chains. Accordingly, we remain vulnerable to a variety of business risks and at a competitive disadvantage compared to larger restaurant chains. Any failure to continue to upgrade operating, financial and restaurant support systems or unexpected difficulties encountered during expansion could also adversely affect our business, financial condition and results of operations.

Our Restaurants are Concentrated in One Geographic Area Which Subjects Us to Downturns in the Local Economy.

        Our one existing restaurant and two of our three restaurants under construction are located in and around the Boston, Massachusetts area. As a result, our operations may be materially affected by downturns in the Massachusetts economy.

We May be Unable to Accomplish Our Growth Strategy Which Would Limit Our Revenue and Profitability.

        Our growth strategy contemplates the establishment of new restaurants and will depend on a number of factors, including the availability of suitable restaurant locations, the negotiation of favorable lease or site acquisition terms, the identification, training and retention of skilled management personnel, the availability of adequate capital, general economic and business conditions and other factors, some of which are beyond our control. There can be no assurance that we will achieve our expansion goals or manage our growth effectively, and a failure to do so would limit our revenue and profitability, if any.

We Face Significant and Increasing Competition Which Could Force Us to Increase Our Advertising Expense and Reduce Our Prices.

        The quick-casual café-style sandwich and baked goods restaurant business is highly competitive. Many of our competitors are well established and have substantially greater financial, marketing and other resources than we. Moreover, some national and regional competitors such as Au Bon Pain, Café La France and Panera have significant presence in the greater Boston, Massachusetts area, while chain store operators and franchisors have been upgrading their menu selections to include more baked goods and sandwiches. The existence, expansion and menu modifications of our competitors may force us to increase our advertising expense and reduce our prices which in turn could reduce our profits, if any.

There is No Current Market for Our Securities.

        There is no public market for our common stock and there can be no assurance that an active public market will develop in the future. We have applied to have our common stock quoted in the over-the-counter market through the Pink Sheets published by the National Quotation Service but there can be no assurance that we will obtain such a listing or that a trading market will develop in our common stock, or, if developed, will be sustained. Accordingly, our stockholders may not be able to sell their shares should they desire to do so.

We Have Not Paid Dividends and Do Not Intend to Do So in the Future.

        We currently intend to retain any future earnings for use in our business and do not expect to pay any cash dividends on any shares of common stock for the foreseeable future.

It is Costly to Comply with Government Regulations Imposed on Our Restaurant Operations.

        We are subject to a variety of federal, state and local laws relating to restaurant operations. Each of our restaurants is subject to licensing and regulation by a number of government authorities, including health, safety, sanitation, building and fire agencies. Difficulties in obtaining, or failure to obtain, required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. Our restaurants' operations are also subject to federal and state laws governing such matters as the minimum hourly wage, unemployment tax rates, sales tax and similar matters over which we have no control. Significant numbers of our service, food preparation, and other personnel are paid at rates related to the federal minimum wage, and increases in the minimum wage could increase our labor costs.

There is a Reduced Probability of a Change-of-Control or Acquisition of Us Due to the Possible Issuance of Preferred Stock.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of "blank check" preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

There are Limitations on Our Officers' and Directors' Liabilities Which Will Make it More Difficult for Our Stockholders to Sue Our Officers and Directors.

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  a breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  a transaction from which our director received an improper benefit; or

  •
  an act or omission for which the liability of a director is expressly provided under Texas law.

        In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Texas law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Required Disclosure Concerning Trading of Penny Stocks or Low-Priced Securities Will Reduce the Liquidity of Our Common Stock.

        Our common stock does not currently trade on any over-the-counter market or exchange. If and when the common stock is cleared for trading on the Pink Sheets or the Electronic Bulletin Board, it will be subject to rules that regulate broker-dealer practices in connection with transactions in "penny stocks." The Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery by the broker-dealer, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. In addition, the broker-dealer, subject to certain exceptions, must make an individualized written suitability determination for the purchase of a penny stock and receive the purchaser's written consent prior to the transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These requirements may severely limit the market liquidity of our common stock and the ability of our stockholders to sell their shares should a market develop.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.

DILUTION

        At April 20, 2003, our outstanding common stock had a negative net tangible book value of $.086 per share based upon our 10,000,000 shares outstanding following our June 2003 acquisition of Passport—A Taste of Europe, Inc. "Dilution" is the difference between the price paid by a stockholder for our shares and the net tangible book value per share of our common stock at the time of purchase. This dilution could be substantial depending upon the price new investors pay for their shares after the date of this prospectus.

CAPITALIZATION

        The following table sets forth the capitalization of Passport—A Taste of Europe, Inc. as of April 20, 2003.

April 20, 2003
Common stock, $.01 par value, 10,000 shares authorized, 10,000 shares outstanding	$100
Additional paid-in-capital	$0
Accumulated deficit	$821,938
Total stockholders' equity	$(821,838)

        Assuming that the acquisition of Passport—A Taste of Europe, Inc. had taken place at the beginning of 2002, the following table sets forth our pro forma capitalization as of April 20, 2003.

April 20, 2003
Common stock, $.001 par value, 50,000,000 shares authorized, 10,000,000 shares outstanding	$10,000
Preferred stock, no par value, 10,000,000 shares authorized, no shares outstanding	$0
Additional paid-in-capital	$(9,900)
Accumulated deficit	$821,938
Total stockholders' equity	$(821,838)

SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Per share information is based upon our 10,000,000 shares outstanding following our June 2003 acquisition of Passport—A Taste of Europe, Inc.

Statement of Operations Data

	Inception (May 30, 2002 through December 29, 2002)	Period from December 30, 2002 to April 20, 2003
Total Revenue	$2,821	$43,910
Net profit (loss)	$(466,042)	$(355,898)
Net profit (loss) per share	$(.47)	$(.36)

Balance Sheet Data

	December 29, 2002	April 20, 2003
Working capital (deficit)	$(275,743)	$(317,394)
Total assets	$1,124,500	$1,540,787
Total liabilities	$1,590,442	$2,362,625
Stockholders' equity (deficit)	$(465,942)	$(821,838)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion should be read in conjunction with our audited financial statements and footnotes included elsewhere in this prospectus.

        We develop and operate quick-casual café-style restaurants. Quick-casual restaurants are meant to combine faster service than that offered by traditional casual dining restaurants with food that is equal to casual dining quality and superior in variety and taste to fast food restaurants. We currently operate one restaurant and have three restaurants under construction. Our restaurant concept includes eat-in, take-away, catering and a high-end, gourmet-food retail section with hard to find ingredients commonly used in catering and private chef services. The menu contains a variety of freshly-prepared, boldly flavored selections, generally with a European derivation, including uniquely-seasoned rotisserie chicken, seasonal salads, warm panini sandwiches, deli-style sandwiches featuring European cold cuts, seafood, German sausages, pasta dishes and vegetarian specialties. European artisan breads and pastries also are featured. Each menu item uses ingredients carefully selected for freshness and quality, is made fresh to order with generous portions and is attractively presented on china service ware to make the meal both nutritious and appealing to the eye.

        Our goal is to develop our Passport restaurants throughout the United States, initially through construction and build-out of company-owned restaurants and then, potentially through franchising. In order to achieve our goals, our restaurants will continue to:

  •
  Offer a quick eat-in or take-away meal solution of healthy, freshly prepared, flavorful meals in a clean and pleasant atmosphere;

  •
  Emphasize the European origins of our restaurants' menu offerings;

  •
  Combine gourmet food items for retail sale as a part of restaurant operations;

  •
  Promote the high quality, convenience and personal services of the restaurants' catering operations;

  •
  Offer the guest perceived value and attentive, detail-oriented services at reasonable prices.

        We initially intend to focus on the development of company-owned restaurants in the greater Boston, Massachusetts area and in nearby markets, which include Chelsea and Plymouth, Massachusetts and in Ft. Lauderdale, Florida. We currently have one restaurant in operation, located in the Boston area, and have two restaurants under construction in Massachusetts and one in Florida. We do not currently have any plans, proposals, arrangements or understandings for the acquisition or development of any other restaurants or locations, although we anticipate opening additional restaurants in the New England and South Atlantic areas in the next 12 months.

        We are in the process of assembling a management teams with the requisite experience to lead our anticipated growth. If we are successful in opening and operating additional restaurants, the scale of our operations will increase significantly. This increase will include the hiring of additional personnel in all functional areas and will result in significantly higher operating expenses. There can be no assurance that the increase in operating expenses will be offset by a similar increase in revenue. Expansion of our operations may cause a significant strain on our management, financial and other resources. Our ability to manage future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. As a result of such expected expansion and the anticipated increase in our operating expenses, as well as the difficulty in forecasting revenue levels, we expect to continue to experience significant fluctuations in our revenue, costs and gross margins, and therefore in our results of operations.

Results of Operations.

Results of operations for the period ended December 29, 2002:

        We commenced operations on May 30, 2002. During the period from inception, May 30, 2002 through the end of our first fiscal year ending December 29, 2002, our operations were devoted primarily to concept and menu development, restaurant site location, raising capital and administrative and organizational activities. During 2002, we had sales of $2,821. The costs associated with these sales were $9,760 which resulted in a negative gross profit for the period of $(6,939) and a net loss of $466,047.

        General, administrative and depreciation expenses for the period from inception through December 29, 2002 were $451,361. These expenses primarily consisted of management salaries, market research, marketing costs, concept development, real estate strategy consultation and other administrative costs.

Results of operations for the sixteen-week period ended April 20, 2003:

        We opened our first prototype restaurant, located in Cambridge, Massachusetts, in January 2003. Sales for the sixteen-week period ended April 20, 2003 were $43,910. Costs associated with these sales amounted to $118,803 for the same period. This resulted in a negative gross profit for the period of $(74,893) and a net loss of $355,898. Our costs were higher than would be expected due to the start-up of our new restaurant concept, product development costs, employee training and other costs associated with the restaurant opening.

        General, administrative and depreciated expenses for the period ended April 20, 2003 were $260,650. Additional marketing, product development, management and administrative costs were incurred during this period.

Liquidity and Capital Resources

        To date we have financed our operations through debt financings and from the limited cash flow generated by our one existing restaurant. At April 20, 2003 we had cash and cash equivalents of $25,415 as compared to $177,839 as of December 29, 2002. We will require additional capital to increase our number of restaurants. Our ability to obtain future financing through joint ventures, equity or debt financing or otherwise is subject to market conditions and our ability to identify parties that are willing and able to enter into such arrangements on terms that are satisfactory to us.

        In 2003 we increased our working capital borrowings from related parties to $1,981,800 as of April 20, 2003. In 2002 operating activities used $28,028 of net cash. We received $1,121,180 from working capital borrowings and $100 from the sale of common stock. In addition, during the year ended December 29, 2002, we made cash payments for purchased equipment of $916,033.

        Changes in current assets and current liabilities resulted in negative working capital of $275,743 at December 29, 2002. Despite having approximately $178,000 in cash at December 29, 2002, we had more current liabilities than current assets. As our liquidity is limited, we need to increase cash provided by operations and may be required to obtain funds in the short-term and in the longer term to continue to operate and to open additional restaurants.

        We believe that our cash position is sufficient to fund our current operating activities for at least the next 12 months.

BUSINESS

General

        We develop and operate quick-casual café-style restaurants. Quick-casual restaurants are meant to combine faster service than that offered by traditional casual dining restaurants with food that is equal to casual dining quality and superior in variety and taste to fast food restaurants. We currently operate one restaurant and have three restaurants under construction. Our restaurant concept includes eat-in, take-away, catering and a high-end, gourmet-food retail section with hard to find ingredients commonly used in catering and private chef services. The menu contains a variety of freshly-prepared, boldly flavored selections, generally with a European derivation, including uniquely-seasoned rotisserie chicken, seasonal salads, warm panini sandwiches, deli-style sandwiches featuring European cold cuts, seafood, German sausages, pasta dishes and vegetarian specialties. European artisan breads and pastries also are featured. Each menu item uses ingredients carefully selected for freshness and quality, is made fresh to order with generous portions and is attractively presented on china service ware to make the meal both nutritious and appealing to the eye.

        Our restaurants provide a high quality, quick meal solution that offers a wide variety of flavorful, freshly prepared meals, in a clean and pleasant environment, and at a price that is reasonable. The restaurants also offer a retail shopping opportunity for gourmet ingredients and condiments as well as full catering services. Catering services are flexible, offering a wide range of meals from simple sandwiches and salads to holiday-style full-course offerings. Catered meals emphasize high quality, fresh foods and interesting European flavors.

        Our restaurants stress:

  •
  Convenience and service

  •
  Hospitality

  •
  A variety of high-quality, flavorful foods

  •
  High cleanliness standards

  •
  High value for the price

  •
  Restaurant designs offering a comfortable, simple European style ambiance

Industry Trends

        Until the late 1980's American consumers were not fully acquainted with the popular gourmet cafés of Europe. With increased travel and globalization of consumer taste, and the intense media focus on healthy meals, the 1980's witnessed a growing awareness of and demand for gourmet cafés featuring fresh, healthy foods. Shifting tastes, especially of baby boomers, and the desire for an open setting for conversation and interaction which could replace bars or specialty restaurants in our opinion drove consumers to embrace the new café concept, which specialized in high quality, fresh, mid-price level foods. Examples of the café concept include Au Bon Pain, Panera's and Café La France.

        We believe that the mood and trend in the new millennium, inspired by the globally-conscious American consumer's image of a European café, is to capture the natural look and feel of a true café without being "flashy," and that this mood is better reflected by a comfortable, friendly atmosphere created through the abundant use of a simple but elegant design.

Products and Service

        We offer three types of food service:

  •
  a variety of healthy lunch and dinner selections including rotisserie chicken, seasonal salads, fresh made sandwiches, pasta and vegetable dishes and seafood which can be ordered at the counter and delivered to the guest's table in the restaurant or picked up as take out;

  •
  gourmet foods and condiments sold at the counter for take out; and

  •
  catering services.

        Our menu emphasizes quality, freshness and interesting flavors. The demographic profile of our target customer base is middle-income, quality conscious, generally mature adults.

        We focus on the guest's entire dining experience, including fresh, quality food ingredients, unique recipes and flavors, appealing presentations, comfortable ambience and value. Pricing is structured so guests perceive good value, with high quality food at reasonable prices, to encourage frequent visits. We seek to build sales through menu variety, product merchandising and various local marketing activities. We may use external media when deemed appropriate and cost effective in specific markets.

        We believe that the consistent provision of quality food, guest hospitality, efficient service, clean facilities combined with operational efficiency is necessary for a successful restaurant. Accordingly, we are focused on executing our philosophy of complete customer satisfaction to insure that each guest is satisfied with our menu quality, value, hospitality and service. Consistent with this philosophy, quality control standards have been established for all food and beverage products, food handling and preparation, speed and friendliness of service, and the cleanliness and physical environment of the restaurants.

Strategy

        Our goal is to develop Passport restaurants throughout the United States, initially through construction and build-out of company-owned restaurants and then, potentially through franchising. In order to achieve our goals, our restaurants will continue to:

  •
  Offer a quick eat in or take out meal solution of healthy, freshly prepared, flavorful meals in a clean and pleasant atmosphere;

  •
  Emphasize the European origins of many of the restaurants' menu offerings;

  •
  Combine gourmet food items for retail sale as a part of restaurant operations;

  •
  Promote the high quality, convenience and personal services of the restaurants' catering services;

  •
  Offer the guest perceived value and attentive, detail-oriented services at reasonable prices.

        We initially intend to focus on the development of company-owned restaurants in greater Boston, Massachusetts and nearby markets, which include Chelsea and Plymouth, Massachusetts and in Ft. Lauderdale, Florida. We currently have one restaurant in operation, located in the Boston area, and have two restaurants under construction in Massachusetts and one in Florida. We do not currently have any plans, proposals, arrangements or understandings for the acquisition or development of any other restaurants or locations, although we anticipate opening additional restaurants in the New England and South Atlantic areas in the next 12 months.

        Although costs may vary for any specific location, we estimate that the typical new restaurant will cost approximately $600,000 to open, including costs for leasehold improvements, equipment, furniture and fixtures, opening inventory and initial advertising and working capital. The typical restaurant is a

2,000 to 2,500 square feet, in-line or end cap facility, situated in urban developments and high-quality, suburban lifestyle centers.

Competition

        Aside from single-unit, family-owned stores, we compete most directly in the Boston area with Au Bon Pain and Café La France, both of which are multi store operations with a significant presence in the Northeast and, in the case of Au Bon Pain, throughout the United States. We also compete with other café-style restaurant chains, including Panera, as well as single units and small chains which offer a comparable dining experience. In a broader sense, we compete with specialty food and casual dining restaurants.

        Competitive factors in the quick-casual restaurant business include location, ambiance, customer service, price and quality of food products. We believe our restaurants compete favorably in each category while emphasizing customer service and food quality.

Site Selection and Design

        We seek to locate our restaurants in high visibility, heavily trafficked, office or shopping areas that are easily accessible to our target customers. Our restaurants in operation or under construction are currently located in and around Boston, Chelsea and Plymouth, Massachusetts with future restaurants expected to be located in Massachusetts and Florida.

        Our restaurants rely on repeat business. In evaluating a potential new urban location, we study the area within a 15-minute walking radius. Information is obtained regarding fast food and quick service competitors within the area. Detailed office occupancy, demographic and pedestrian traffic count information is also collected. Based on this information, sales, construction and equipment costs and return on investment are projected. In evaluating a potential residential or suburban location, we study the area within a radius of five miles, and evaluate such factors as parking, demographics, including population density, population age and income, pedestrian and automobile traffic, visibility, zoning requirements (including setback and signage) and neighboring retail outlets.

        In our restaurant design, we attempt to create a comfortable atmosphere through the selection of our store fixtures, lighting and wall coverings to reflect the ambiance of the true European café.

Properties

        All of our restaurants are located in leased premises with primary lease terms typically of five years, with renewal periods thereafter. Lease costs are typically triple net leases which provide for a minimum base occupancy charge and a charge for common area maintenance costs, insurance and real estate taxes. The following is a list of leases for which we are obligated.

Location	Square Feet	Rent	Initial Term/ Remaining Term	Renewal Options
Corporate Office 36 Cordage Park Circle, Suite 301 Plymouth, Massachusetts 02360	835	$1,044	5 years/4 years	None
MIT Restaurant 70 Pacific Street Cambridge, Massachusetts 02139	2,361	$7,870	5 years/4 years	5 years
Plymouth Restaurant(1) 10 Cordage Park Circle, Suite 253 Plymouth, Massachusetts 02360	4,399	$3,857	5 years/4 years	5 years
Chelsea Restaurant(1) 70 Everett Avenue Chelsea, Massachusetts 02150	600	$900	5 years/4.25 years	5 years
Sawgrass Restaurant(1) Sawgrass Mills Sunrise, Florida	700	$4,463	8 years/5.25 years	None

(1)
Under construction

Marketing and Advertising

        In general, we have relied on word-of-mouth and customer satisfaction to entice new customers into our restaurants. In addition, we have conducted limited local advertising and promotions associated with new store openings and to improve business in existing restaurants. These promotions include discount programs to encourage frequency, an emphasis on eye catching signage and the use of promotional gift baskets of restaurant food items as gifts to influential individuals.

Management Information Systems

        Each restaurant has computerized cash registers to collect point-of-sale transaction data, which is used to generate pertinent marketing information, including product mix and average check. Our in-store information system is designed to assist in labor scheduling and food cost management, to provide corporate and retail operations management quick access to retail data, and to reduce managers' administrative time. The system supplies sales, bank deposit and variance data to our accounting department on a daily basis.

Trademarks

        The Passport name and logo are of material importance to us and are the subject of a trademark registration currently pending with the United States Patent and Trademark Office. In addition, other marks of lesser importance have or will be registered with the United States Patent and Trademark Office in the future.

Government Regulation

        Each restaurant is subject to licensing and regulation by state and local health, sanitation, fire and other departments, and to the regulations of certain federal agencies, including the Occupational Safety and Health Administration. Difficulties or failures in obtaining the required licensing or approvals could result in delays or cancellations in the opening of restaurants. We are also subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions.

        Should we elect to franchise, we will be subject to federal and state laws regulating the offer and sale of franchises. Such laws impose registration and disclosure requirements on franchisers in the offer and sale of franchises and may apply substantive standards to the relationship between franchiser and franchisee.

Legal Proceedings

        We are not currently involved in any material litigation or other legal proceedings.

Employees

        We currently have three full-time corporate employees, including our executive officers and approximately eight restaurant employees. Our performance and development are substantially dependent on the continued services of our executive officers and on our ability to hire, retain and motivate other key employees. We do not have "key person" life insurance policies on the lives of any of our executive officers or other employees.

MANAGEMENT

Directors and Executive Officers

        Our officers and directors along with their ages and present positions with us are as set forth below. All such individuals were officers or directors of Passport—A Taste of Europe, Inc. from April 2002 and became our officers and directors in June 2003.

Name	Age	Position
Christopher R. Thomas	54	Chief Executive Officer, President and Director
Michael P. Vogel	39	Principal Accounting Officer and Controller
Roland Czekelius	47	Vice President—Culinary Development
John M. Creed	66	Director
Clyde E. Culp III	58	Director
Jeffrey Barman	35	Director
Werner Fischer	51	Director

        Our directors serve in such capacity until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers serve at the discretion of our Board of Directors, until their death, or until they resign or have been removed from office.

        There are no agreements or understandings for any director or officer to resign at the request of another person and none of the directors or officers is acting on behalf of or will act at the direction of any other person. The activities of each director and officer are material to our operations. No other person's activities are material to our operations.

        Christopher R. Thomas has over 20 years of chain restaurant experience, including operations, concept and menu development, franchise relations and finance and revitalization turn-around efforts. Since October 2001, Mr. Thomas has served as Chief Executive Officer of Pacific Ocean Restaurants, Inc., a southern California based restaurant operating company, which acquires, grows and manages emerging, underdeveloped and underperforming restaurant chains. From May 2000 until September 2001, he served as President of Planet Hollywood International, Inc., a publicly held company, where his focus was on the revitalization of the chain's menu and operations. In 1997 Mr. Thomas was named President and Chief Executive Officer of Sizzler USA, a chain of 300 company and franchise family restaurants with annual sales in excess of $300 million. As CEO of Sizzler USA, Mr. Thomas led a turnaround of the domestic Sizzler business by re-positioning the Sizzler concept as the basis for a revitalization of its menu, facilities, operations, marketing, purchasing, employee recruitment and training. As a result, the Sizzler domestic division produced same store sales increases after 27 quarters of declines and produced annual profits in excess of $8 million after annual losses of more than $10 million. From 1984 to 1999, he was Executive Vice President and Chief Financial Officer of Sizzler International, Inc., a New York Stock Exchange listed company. While at Sizzler International, Inc., Mr. Thomas was responsible for multiple public debt and equity offerings, including offerings in international markets, and major acquisitions and divestitures including the sale of the domestic KFC division (209 restaurants), the sale of Collins Foods Service ($300 million in annual sales) and the purchase and sale of Naugles, Inc. (200 restaurants) among others. Mr. Thomas served as Chairman of the California Restaurant Association from 2000 to 2002. He is a Magna Cum Laude graduate of the University of Southern California, Los Angeles, California, where he earned a Bachelor of Science degree

        Michael P. Vogel holds a business management degree from the University of Duisburg. From 1992 to 1994, Mr. Vogel worked as an accountant for Siemens AG, Duisburg, Germany. From 1994 to 1996, Mr. Vogel served as Computer Specialist for the electronics manufacturing firm Lenord, Bauer and Co. in Oberhausen, Germany. At Lenord, Bauer and Co. Mr. Vogel was responsible for the company's computer network including all electronic data processing, tasking, order management and inventory management. In 1996 he joined LIV Sport Marketing to manage the installation of a new computer system which included linking marketing, order entry and client administration within the same database. From 1997 until he joined us, Mr. Vogel operated his own computer consulting firm in Oberhausen, Germany.

        Roland Czekelius has been a Chef for more than 32 years. From 1993 to 1995 he was the chief chef at the Jalousie Plantation Resort and Spa in the Caribbean island of St. Lucia where he was responsible for the Resort's culinary and food and beverage operations. From 1995 to 1998 he acted as Special Assignment Chef at the New England Culinary Institute. Subsequently, from 1998 to 1999 he was director of food and beverage at the Stowe Mountain Resort. From 1999 to 2000 he acted as an independent consultant for a number of chain restaurants including Darden Restaurants. From 2000 to 2001 he was Vice President of Culinary Operations and Development for Planet Hollywood International.

        John M. Creed founded Pacific Ocean Restaurants, Inc., a southern California based restaurants operating company which acquires, grows and manages emerging, underdeveloped and underperforming restaurants chains in 1996, and has more than 30 years experience in the restaurant industry. From 1968 until his retirement in 1996, Mr. Creed was Chairman and Chief Executive Officer of Chart House Enterprises, Inc., a NYSE listed restaurant chain of dinner houses which he grew from 12 to 75 units with annual sales exceeding $200 million under his leadership. During his tenure with Chart House, he served in many capacities, including President and Chief Operating Officer of the operating company, Diversified Restaurants, Inc., a public company with sales of $800 million and comprised of 800 Godfather's Pizzas, 500 Burger King restaurants and 10 Luther's Bar-B-Q restaurants as well as the Chart House restaurants. Mr. Creed has successfully led initial public offerings and management leveraged buy outstanding of Chart House and numerous chain restaurant acquisitions and divestitures including Luther's Bar-B-Q, Islands Restaurants, Paradise Bakery and Cork ‘n Cleaver.

        Clyde E. Culp, III began his hospitality career in 1975 when he created Davco Foods, Inc. with five partners. The Wendy's restaurants company grew to be the largest Wendy's franchise in the world with 146 restaurants when it was sold in 1987. Mr. Culp was Executive Vice President of Krystal Company, a chain of hamburger restaurants, and served on its board for 17 years. From 1988 to 1990 he worked for Promus Hotel Company as President and CEO of Embassy Suites Hotels and from 1990 to 1992 as Chief Operating Officer of Holiday Inns before it was sold. From 1993 to 1995, Mr. Culp served as President and CEO of Long John Silvers, a chain of 1,500 owned or franchised restaurants. Currently through his company, Culp Enterprises, LLC, Mr. Culp is involved in a number of businesses. He is actively working as an advisor to the Shoney's and Captain D's restaurant chains and has ownership interest in and sits on the boards of New York Substantially, Memphis BBQ, Pacific Ocean Restaurants and Damon's of West Virginia. Additionally, Mr. Culp sits on the Boards of several non-restaurant companies and is a majority owner and Chairman of McHenry Metals Golf Designs Corp., a manufacturer of premium drivers and putters.

        Jeffrey Barman is Founder and President of Barman Capital LLC since its inception in 1994. Barman Capital is a boutique investment bank which focuses on providing transaction-oriented strategic and financial advice to a select group of medium-sized and smaller privately held and publicly traded companies who wish to sell, merge, acquire or raise private capital for growth. Prior to founding Barman Capital, Mr. Barman was an investment banker at Salomon Brothers, Inc. from 1990 to 1992 and at Peter J. Solomon Company from 1992 to 1994. At these two firms, Mr. Barman was involved in transactions with Ansett Airlines, General Electric, Liz Claiborne, Montgomery Ward, Pope Resources

and Phillips-Van Heusen. Mr. Barman holds a B.A. degree in economics from Wesleyan University and General Course degree, also in economics, from the London School of Economics.

        Werner Fischer holds a doctorate degree from Friedrich-Schiller University. He was formerly an assistant at the Friedrich-Schiller University in Jena Germany. From 1986 to 1991 Dr. Werner was an independent consultant to a number of German governmental institutions and since 1992 has operated a consulting business in Linburg, Germany, specializing in real estate development.

Executive Compensation

        We were formed in September 2002 and did not pay compensation to any executive officer during the year ended December 31, 2002 in excess of $100,000. Total executive officer salaries in 2002 were $98,873. In July 2003 we entered into a three year employment agreement with Mr. Thomas which provides for a salary of $300,000 per year. No other executive officer currently receives compensation in excess of $100,000 per year, other than Mr. Czekelius, who currently receives an annual salary of $148,000.

Liability and Indemnification of Officers and Directors

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  a breach of a director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  a transaction from which a director received an improper benefit; or

  •
  an act or omission for which the liability of a director is expressly provided under Texas law.

        Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

        The following table sets forth the current common stock ownership of (1) each person known by us to be the beneficial owner of five percent or more of our common stock, (2) each officer and director individually and (3) all of our officers and directors as a group. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial and includes stock options exercisable within 60 days from the date hereof. The address of each owner is in care of us at 36 Cordage Park Circle, Suite 301, Plymouth, Massachusetts 12360.

Name	Number of Shares	Percent of Class
Christopher R. Thomas	656,250	6.6%
Michael P. Vogel	31,250.3%
Roland Czekelius	97,656	1.0%
John M. Creed	0	0%
Clyde E. Culp III	1,000	0%
Jeffrey Barman	0	0%
Werner Fischer	0	0%
Passport—A Taste of Europe, Inc.(1)	8,634,256	86.0%
All officers and directors as a group (7 persons)	785,156	7.9%

(1)
Includes common stock purchase warrants to purchase up to 623,318 shares at $6.40 per share at any time until June 19, 2008. All of these shares and warrants were issued by us to acquire substantially all of the assets of Passport—A Taste of Europe, Inc.

SELLING STOCKHOLDERS

        We have outstanding and are registering by this prospectus an aggregate of 1,989,062 shares of common stock held by our selling stockholders. The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder. The selling stockholders listed below are offering for sale all shares listed following their names, subject to the lock-up agreement described below executed by nine of our selling stockholders. None of the selling stockholders is required to sell any of their shares at any time.

        The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering. The shares of common stock held by William P. Gallagher, Joseph Fazzone, John Mathues, Jeffrey Morehouse, Jag Capital, Inc., CLX & Associates, Gary A. Agron, Gary McAdam and Mathis Family Partners, Ltd. are subject to a lock-up agreement restricting their resale for a period of 120 days from the date of this prospectus.

        Only three of our selling stockholders, Messrs. Thomas, Vogel and Czekelius, are officers or directors of our company and none of our selling stockholders are 5% or greater stockholders. The address of each selling stockholder is in care of our company at 36 Cordage Park Circle, Suite 301, Plymouth, Massachusetts 12360.

Name of Stockholder	Number of Shares Owned	Percentage of Outstanding Shares	Number of Shares Offered for Sale
Gary A. Agron(2)	36,000 Shares	*	36,000
William A. and Stephanie B. Albright	1,000 Shares	*	1,000
Richard Babjak	1,000 Shares	*	1,000

Robert Blakstadt	1,000 Shares	*	1,000
Jack R and Karen M. Bothe	1,000 Shares	*	1,000
CLX & Associates(2)	340,000 Shares	3.4%	340,000
Capital Direct, LLC	38,000 Shares	*	38,000
Blake Carver	1,000 Shares	*	1,000
Michael and Shannon Chamberlin	1,000 Shares	*	1,000
Spira and Carson Chapman	22,000 Shares	*	22,000
David Cole	1,000 Shares	*	1,000
Clayton H. Covington	1,000 Shares	*	1,000
Clyde Culp	1,000 Shares	*	1,000
Roland Czekelius(1)	97,656 Shares	*	97,656
Joseph Fazzone(2)	108,000 Shares	1.1%	108,000
Peter Fazzone	1,000 Shares	*	1,000
Jack Frank	1,000 Shares	*	1,000
William J. Gallagher(2)	156,000 Shares	1.6%	156,000
Fredrick U. and Katherine F. Garner	1,000 Shares	*	1,000
John Girdley	1,000 Shares	*	1,000
Jeffrey Gottlieb	1,000 Shares	*	1,000
Brian J. Grant	1,000 Shares	*	1,000
Alan D. Haehle	1,000 Shares	*	1,000
James R. Hardy, Jr.	1,000 Shares	*	1,000
Larry F. Harris	1,000 Shares	*	1,000
Allen Helschein	1,000 Shares	*	1,000
Susan Helschein	1,000 Shares	*	1,000
Charles Hines	1,000 Shares	*	1,000
Jag Capital, Inc.(2)	205,000 Shares	2.1%	205,000
Debora January	1,000 Shares	*	1,000
Leslie Johnson	1,000 Shares	*	1,000
Edward F. Kelly, III	1,000 Shares	*	1,000
Kent Kerthof	1,000 Shares	*	1,000
Kenneth E. Knight	1,000 Shares	*	1,000
Charles F. Kuhter	1,000 Shares	*	1,000
Ronald Lang	1,000 Shares	*	1,000
Nico B.M. Letschert	1,000 Shares	*	1,000
Robert I. Lippincott	1,000 Shares	*	1,000
Bert Longhi	1,000 Shares	*	1,000
Robert H. MacDonald	1,000 Shares	*	1,000
Mathis Family Partners(2)	54,000 Shares	*	54,000
John Mathues(2)	108,000 Shares	1.1%	108,000
Gary McAdam(2)	36,000 Shares	*	36,000
Joseph Montesi, Jr.	1,000 Shares	*	1,000
Jeff Morehouse(2)	36,000 Shares	*	36,000
George Morris	1,000 Shares	*	1,000
Stanley G. Morton	1,000 Shares	*	1,000
Bruce A. Nedegaard	1,000 Shares	*	1,000
Anita Novara	1,000 Shares	*	1,000
Sean T. O'Keefe	1,000 Shares	*	1,000
Michael A. Oliva, Jr.	1,000 Shares	*	1,000
David J. Pierce	1,000 Shares	*	1,000

Michael Presinger	1,000 Shares	*	1,000
Brian Reynolds	1,000 Shares	*	1,000
Raymond L. Rieman	1,000 Shares	*	1,000
David Rosenak	1,000 Shares	*	1,000
Steves Rosser	1,000 Shares	*	1,000
Michael R. Rossmeier	1,000 Shares	*	1,000
Robert J. Sanderman	1,000 Shares	*	1,000
John A. Sanderson	1,000 Shares	*	1,000
Marc and Elise Schreiber	1,000 Shares	*	1,000
Dieter F. Schulz	1,000 Shares	*	1,000
Steve M. Sebesta	1,000 Shares	*	1,000
Carl Robin Teague	1,000 Shares	*	1,000
Christopher R. Thomas(1)	656,250 Shares	6.6%	656,250
Bhaguan K. Vaghani	1,000 Shares	*	1,000
Michael P. Vogel(1)	31,250 Shares	*	31,250
Dru and Dana Vowell	1,000 Shares	*	1,000
Richard O. Wagner	1,000 Shares	*	1,000
Timothy B. Watters	1,000 Shares	*	1,000
Graydon D. Webb	1,000 Shares	*	1,000
Maryann Whetstone	1,000 Shares	*	1,000
Christopher P. White	1,000 Shares	*	1,000
William F. Witherspoon	1,000 Shares	*	1,000
William A. Wright	1,000 Shares	*	1,000
TOTAL:			1,989,062 Shares

*
Less than 1%

(1)
Executive officer or director

(2)
Subject to a 120 day lock-up agreement

Information Regarding the Selling Stockholders

        The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold from time to time in one or more of the following transactions:

  •
  Block transactions;

  •
  Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

  •
  Privately negotiated transactions;

  •
  Through the writing of options on the shares;

  •
  Short sales; or

  •
  Any combination of these transactions.

        The sale price to the public in these transactions may be:

  •
  The market price prevailing at the time of sale;

  •
  A price related to the prevailing market price;

  •
  Negotiated prices; or

  •
  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        In connection with our acquisition of substantially all of the assets of Passport—A Taste of Europe, Inc., we paid a finder's fee of 205,000 shares of our common stock to JAG Capital, Inc., a company owned and controlled by William Gallagher. Mr. Gallagher was one of our principal stockholders at the time the shares were issued to JAG Capital.

        We are indebted to Kabob USA, Inc. for funds loaned to us for working capital. Alfred Harle, a founder of Passport—A Taste of Europe, Inc. which is one of our principal stockholders, is himself a principal stockholder of Kabob USA, Inc. At April 20, 2003, the amount of our indebtedness to Kabob was $1,951,800, which is evidenced by a promissory note in the amount of $1,121,800 bearing interest at the prime rate and is due July 2007 and a second promissory note in the amount of $830,000 bearing interest at the prime rate and due December 2007.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, no par value per share.

Common Stock

        Currently, there are 10,000,000 shares of common stock outstanding held by approximately 75 stockholders. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

        Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        We are authorized to issue 10,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Common Stock Purchase Warrants

        We have 623,318 common stock purchase warrants outstanding all of which are held by Passport—A Taste of Europe, Inc. Each warrant is exercisable to purchase one share of common stock at $6.40 per share at any time until June 19, 2008.

Limitation on Liability

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  a breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  a transaction from which our director received an improper benefit; or

  •
  an act or omission for which the liability of a director is expressly provided under Texas law.

In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Texas law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 10,000,000 shares of common stock outstanding, comprised of 1,989,062 shares which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus, and 8,010,938 shares held by Passport—A Taste of Europe, Inc. which are restricted shares and may not be sold under Rule 144 until June 2004.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock; or

  •
  The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        Our financial statements included in this prospectus as of and for the period ended December 31, 2002 have been included in reliance on the reports of Parks, Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado. Mr. Agron owns 36,000 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Passport Restaurants, Inc. and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

Index to Financial Statements

Pro Forma Financial Information
Independent Auditors' Report—Passport—A Taste of Europe, Inc.
Financial Statements—Passport—A Taste of Europe, Inc.
Independent Auditors' Report—Leopard Holdings, Inc.
Financial Statements—Leopard Holdings, Inc.

PROFORMA FINANCIAL INFORMATION

Pro Forma Condensed Statement of Operations
Year Ended December 29, 2002

	Passport Historical Statements	Leopard Historical Statements	Pro Forma Adjustments	Pro Forma
Revenues	$2,821	—	—	2,821
Cost of sales	9,760	—	—	9,760

Gross profit	(6,939)	—	—	(6,939)
Operating expenses:
General and administrative	434,916	—	—	434,916
Depreciation expense	16,445	—	—	16,445

Operating loss	(458,300)	—	—	(458,300)
Interest expense	7,742	—	—	7,742

Net loss	$(466,042)	—	—	(466,042)

Basic earnings per share				(0.05)

Basic weighted average shares outstanding				10,000,000

Diluted earnings per share				(0.05)

Diluted weighted average shares outstanding				10,000,000

Pro Forma Condensed Statement of Operations
Period From December 30, 2002 to April 20, 2003

	Passport Historical Statements	Leopard Historical Statements	Pro Forma Adjustments	Pro Forma
Revenues	$43,910	—	—	43,910
Cost of sales	27,500	—	—	27,500

Gross profit	16,410	—	—	16,410

Operating expenses:
General and administrative	332,083	—	—	332,083
Depreciation expense	19,870	—	—	19,870

Operating loss	(335,543)	—	—	(335,543)
Interest expense	20,3345	—	—	20,335

Net loss	$(355,898)	—	—	(355,898)

Basic earnings per share				(0.04)

Basic weighted average shares outstanding				10,000,000

Diluted earnings per share				(0.04)

Diluted weighted average shares outstanding				10,000,000

Pro Forma Condensed Balance Sheet
Year Ended December 29, 2002

	Passport Historical Statements	Leopard Historical Statements	Pro Forma Adjustments	Pro Forma
Current assets:
Cash and cash equivalents	$177,839	—	—	177,839
Inventories	—	—	—	—
Prepaid expenses	7,318	—	—	7,318

Total current assets	185,157	—	—	185,157
Property and equipment, net (note 3)	899,588	—	—	899,588
Other assets	39,755	—	—	39,755

Total assets	1,124,500	—	—	1,124,500

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$382,601	—	—	382,601
Accrued expenses	78,299	—	—	78,299

Total current liabilities	460,900	—	—	460,900
Note payable (note 5)	1,121,800	—	—	1,121,800
Accrued interest	7,742	—	—	7,742

Total liabilities	1,590,442	—	—	1,590,442

Commitments and contingencies (note 7)
Stockholders' Equity:	(465,942)	—	—	(465,942)

Total liabilities and stockholders' equity	1,124,500	—	—	1,124,500

Independent Auditors' Report

To the Board of Directors
Passport—A Taste of Europe, Inc.

We have audited the balance sheet of Passport—A Taste of Europe, Inc. (a development stage company) as of December 29, 2002, and the related statements of income, stockholders' equity and cash flows for the period from May 30, 2002 (date of inception) through December 29, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Passport—A Taste of Europe, Inc. at December 29, 2002, and the results of its operations and its cash flows for the period from May 30, 2002 (date of inception) through December 29, 2002, in conformity with accounting principles generally accepted in the United States of America.

March 27, 2003
Maitland, Florida

PASSPORT—A TASTE OF EUROPE, INC.

Balance Sheet

	April 20, 2003	December 29, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,416	177,839
Inventories	13,391	—
Prepaid expenses	26,527	7,318

Total current assets	65,334	185,157
Property and equipment, net (note 3)	1,431,773	899,588
Other assets	43,680	39,755

Total assets	$1,540,787	1,124,500

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$346,527	382,601
Accrued expenses	36,203	78,299

Total current liabilities	382,730	460,900
Note payable (note 5)	1,951,800	1,121,800
Accrued interest	28,096	7,742

Total liabilities	2,362,626	1,590,442

Commitments and contingencies (note 7)
Stockholders' Equity:
Common stock, $.01 par value; 10,000 shares authorized, issued and outstanding	100	100
Additional paid-in capital	—	—
Deficit accumulated during the development stage	(821,939)	(466,042)

Total stockholders' equity	(821,839)	(465,942)

Total liabilities and stockholders' equity	$1,540,787	1,124,500

See accompanying notes to financial statements.

PASSPORT—A TASTE OF EUROPE, INC.

Statement of Income and Retained Earnings

For the Period From May 30, 2002 (date of inception) Through December 29, 2002 and the four periods ended April 20, 2003 (unaudited)

	Period Ended April 20, 2003	Period Ended December 29, 2002
	(Unaudited)
Restaurant sales	$43,910	2,821

Total revenue	43,910	2,821

Cost of goods sold	27,500	9,760

Gross profit	16,410	(6,939)
Other operating expenses:
Depreciation and amortization	19,870	16,445
General and administrative	332,082	434,916

Operating loss	(335,542)	(458,300)

Non-operating expense:
Interest expense	20,355	7,742

Total non-operating expense	20,355	7,742

Net loss	$(355,897)	(466,042)

See accompanying notes to financial statements.

PASSPORT—A TASTE OF EUROPE, INC.

Statement of Cash Flows

For the Period From May 30, 2002 (date of inception) Through December 29, 2002 and the four periods ended April 20, 2003

	Period Ended April 20, 2003	Period Ended December 29, 2002
	(Unaudited)
Cash flows from operating activities:
Net loss	$(355,897)	(466,042)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,870	16,445
Changes in assets and liabilities:
Inventories	(13,391)
Prepaid expenses	(19,209)	(7,318)
Other assets	(3,925)	(39,755)
Accounts payable and accrued expenses	(57,816)	468,642

Net cash used in operating activities	(430,368)	(28,028)

Cash flows from investing activities:
Purchases of property and equipment	(552,055)	(916,033)

Net cash used in investing activities	(552,055)	(916,033)

Cash flows from financing activities:
Proceeds from sale of common stock	—	100
Proceeds from note payable	830,000	1,121,800

Net cash provided by financing activities	830,000	1,121,900

Net decrease in cash and cash equivalents	(152,423)	177,839
Cash and cash equivalents—Beginning of period	177,839	—

Cash and cash equivalents—End of period	$25,416	177,839

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$—	—

Income taxes	$—	—

See accompanying notes to financial statements.

PASSPORT—A TASTE OF EUROPE, INC.

Statement of Stockholders' Equity

For the period from May 30, 2002 (inception)
through December 29, 2002
and for the four periods ended April 20, 2003 (unaudited)

				Deficit Accumulated During the Development Stage
	Common Stock
			Additional Paid-In Capital		Total Stockholders' Equity
	Shares	Amount
Balances at inception (May 30, 2002)	$—	—	—	—	—
Issuance of common stock	10,000	100	—	—	100
Net loss	—	—	—	(466,042)	(466,042)

Balances, December 29, 2002	10,000	$100	—	(466,042)	(465,942)
Net loss	—	—	—	(355,897)	(355,897)

Balances, April 20, 2003	10,000	$100	—	(821,939)	(821,839)

See accompanying notes to financial statements.

PASSPORT—A TASTE OF EUROPE, INC.

(A Development Stage Company)

Notes to Financial Statements

Year Ended December 29, 2002

(1) Organization and Basis of Presentation

        Passport—A Taste of Europe, Inc. (the Company) is a development stage Company formed for the purpose of operating quick, casual restaurants. Operations of the Company through the date of these financial statements have been devoted primarily to concept development, restaurant site selection, raising capital and administrative activities.

(2) Summary of Significant Accounting Policies

  (a)
  Fiscal year

        The Company reports on a 52/53-week fiscal year ending the Sunday nearest December 31.

  (b)
  Revenue Recognition

        The principal sources of revenue will be derived from restaurant sales. Restaurant sales are recognized as earned.

  (c)
  Cash and Cash Equivalents

        The Company considers all highly liquid investments, originally purchased with a maturity of three months or less, to be cash equivalents.

  (d)
  Property and Equipment

        Property, equipment and leaseholds are stated at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the remaining terms of the leases. The estimated useful lives used for financial statement purposes are:

Year
Leasehold improvements	10
Furniture, fixtures and equipment	5-7

        Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while betterments are capitalized.

  (e)
  Impairment of Long-Lived Assets

        The Company has adopted SFAS 144, "Accounting for Impairment of Long-lived Assets." In accordance with SFAS 144, we evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The amount of an impairment is determined by comparing anticipated undiscounted future operating cash flows from the related long-lived assets with their respective carrying values. In performing this analysis, management considers such factors as current results, trends, future prospects and other economic factors. No impairment of long-lived assets was determined during the period ended December 29, 2002.

  (f)
  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (g)
  Advertising Costs

        The costs of advertising, promotion and marketing programs are charged to general and administrative expenses in the year incurred.

  (h)
  Pre-Opening Costs

        All pre-opening costs associated with the opening of new restaurants, which consists primarily of labor and food costs incurred in training and preparation for opening, are expensed when incurred.

(3) Property and Equipment

        Property and equipment consisted of the following:

	April 20, 2003	December 29, 2003
Leasehold improvements	$1,045,914	361,438
Furniture, fixtures and equipment	393,179	295,601
Construction in process	—	233,000
Vehicles	28,994	25,994

	1,468,087	916,033
Less—Accumulated depreciation and amortization	36,314	16,445

	$1,431,773	899,588

(4) Note Payable

        Note payable to related party bearing interest at the prime rate (4.25% at December 29, 2002). Principal and accrued interest due July 2007.

(5) Income Taxes

        At December 29, 2002, the Company had a net operating loss carryforward for income tax purposes of approximately $440,000, which is available to offset future taxable income. The loss carryforward expires in the years beginning in 2022, unless it is utilized sooner. A valuation allowance equal to the tax benefit of the net operating losses has been established since it is uncertain that future taxable income will be realized during the carryforward period. Accordingly, no income tax provision has been recognized in the accompany financial statements.

(6) Commitments and Contingencies

        The Company leases its office and certain store locations under operating lease agreements. Rent expense totaled $56,553 and $19,922 for the periods ended April 20, 2003 and December 29, 2002, respectively.

        Future minimum rental commitments for operating leases with non-cancelable terms in excess of one year are as follows:

Year Ending December 29,
2003	$150,576
2004	154,068
2005	157,128
2006	160,356
2007	109,848

(7) Subsequent Events

        In January 2003, the Company opened its first operating restaurant in the Boston, Massachusetts market area.

Independent Auditors' Report

The Board of Directors
Leopard Holdings, Inc.:

We have audited the accompanying balance sheet of Leopard Holdings, Inc. (a development stage Company) as of December 31, 2002, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2002 and 2001 and for the period from September 18, 2000 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leopard Holdings, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 and for the period from September 18, 2000 (date of inception) to December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has no assets as of December 31, 2002. As discussed in note 1 to the financial statements, the Company's lack of working capital raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

July 23, 2003
Maitland, Florida

LEOPARD HOLDINGS, INC.
(A Development Stage Company)

Balance Sheets

	April 30, 2003	December 31, 2002
(Unaudited)
Assets
Current Assets:
Cash	$—	$—

Total Current Assets

Total Assets	$—	$—

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$—

Total Current Liabilities	—	—

Stockholders' Equity (Deficit):
Preferred stock: no par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock: $.001 par value, 50,000,000 shares authorized, 995,000 shares issued and outstanding	995	995
Deficit accumulated during the development stage	(995)	(995)

Total Stockholders' Equity (Deficit)	—	—
Total Liabilities and Stockholders' Equity	$—	$—

See accompanying notes to financial statements.

LEOPARD HOLDINGS, INC.

(A Development Stage Company)

Statements of Operations

	Four Months Ended April 30,		Year Ended December 31,
					September 18, (Inception) To December 31, 2000
	2003	2002	2002	2001
	(Unaudited)
Revenue	$—	$—	$—	$—	$—
Costs and expenses:
General & Administrative	—	—	—	—	995

Total cost and expenses	—	—	—	—	995

Net Loss	$—	$—	$—	$—	$(995)

Net Loss per Share
Basic	$—	$—	$—	$—	$—
Diluted	$—	$—	$—	$—	$—

See accompanying to financial statements.

LEOPARD HOLDINGS, INC.

(A Development Stage Company)

Statements of Changes in Stockholders' Equity (Deficit)

	Common Stock
			Accumulated Deficit	Total Equity
	Shares	Amount
Balance at September 18, 2000	—	$—	$—	$—
Common Stock issued to founders	995,000	995	—	995
Net loss for the period	—	—	(995)	(995)

Balance at December 31, 2000	995,000	995	(995)	—

Net loss for the year	—	—	—	—

Balance at December 31, 2001	995,000	995	(995)	—

Net loss for the year	—	—	—	—

Balance at December 31, 2002	995,000	995	(995)	—

Net loss for the period (unaudited)	—	—	—	—

Balance at April 30, 2003 (unaudited)	995,000	995	$(995)	—

See accompanying notes to financial statements.

LEOPARD HOLDINGS, INC.

(A Development Stage Company)

Statements of Cash Flows

	Four Months Ended April 30,		Year Ended December 31,
September 18, (Inception) To December 31, 2000
	2003	2002	2002	2001
(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$—	$—	$—	$—	$(995)
Adjustments to reconcile net income (loss) to net cash (used) by operating activities:
Stock issued to founders	—	—	—	—	995

Net Cash (Used) in Operating Activities	—	—	—	—	—
Cash Flows From Financing Activities:
Issuance of common stock	—	—	—	—	—

Net Cash Provided By Financing Activities	—	—	—	—	—

Net Increase in Cash	—	—	—	—	—
Cash at Beginning of Period	—	—	—	—	—

Cash at End of Period	$—	$—	$—	$—	$—

See accompanying notes to financial statements.

LEOPARD HOLDINGS, INC.

(A Development Stage Company)

Notes to Financial Statements

(1) Summary of Significant Accounting Policies

  (a)
  The Company and Nature of Development Stage Operations

        Leopard Holdings, Inc. (the "Company") was organized on September 18, 2000 as a Texas corporation. The Company is in the development stage as is more fully defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company intends to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition.

  (b)
  Unaudited Interim Financial Statements

        The financial statements as of April 30, 2003 and for the four months ended April 30, 2003 and 2002 are unaudited. However in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

  (c)
  Basis of Presentation

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing as may be required.

        The Company's continued existence is dependent upon its ability to secure loans from its principal stockholder and/or obtain additional capital contributions. Future operating expenses will be funded by these loans or capital contributions. The Company's ability to continue to meet its obligations is dependent upon obtaining the above financing.

  (d)
  Property and Equipment

        Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to five years, using the straight-line method.

  (e)
  Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in the period that includes the enactment date.

  (f)
  Financial Instruments Fair Value, Concentration of Business and Credit Risks

        The carry amount reported in the balance sheet for cash and accounts payable approximates fair value because of the immediate short-term maturity of these financial instruments.

  (g)
  Use of Estimates

        Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual Results could differ from those estimates.

  (h)
  Cash Flows

        For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (i)
  Preferred Stock

        The authorized preferred stock of the Company consists of 10,000,000 shares, no par value. The preferred stock may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require approval, the Board of Directors has the authority to issue these shares without a shareholder approval.

  (j)
  Income (Loss) Per Share

        The Company adopted SFAS No. 128, "Earnings Per Share", which specifies the method of computation, presentation and disclosure for earnings per share. SFAS No. 128 requires the presentation of two earnings per share amounts, basic and diluted.

        Basic earnings per share are calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method.

  (k)
  Subsequent Event

        In June 2003, the Company entered into an agreement to acquire all of the assets and liabilities of another company. Under the terms of the agreement, the Company will issue common stock and common stock purchase warrants in exchange for the assets and liabilities in the other company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article Eleven, Section 1 of our Articles of Incorporation provides for indemnification of our officers, directors and controlling persons to the full extent provided by Texas law. Further, Article Seven, Section 3, provides that no director is personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer except for (i) a breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, (iii) a transaction from which the director received an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided under Texas law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

SEC Registration Fees	$366
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$3,000
Printing Expenses	$5,000
Legal Fees	$40,000
Accounting Fees	$8,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$9,634
Total	$70,000

(1)
All expenses, except the SEC registration fee, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, we have issued the following shares of our unregistered securities:

          (i)    In September 2000 we issued 936,000 shares to the seven persons named below for services rendered valued at $.01 per share, pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), as follows:

Name	Shares
William Gallagher	216,000
Joseph Fazzone	216,000
Gary Agron	72,000
Mathis Family Partners, Ltd.	108,000
GM/CM Family Partners, Ltd.	72,000
John Mathues	216,000
Jeffrey Morehouse	36,000

          All of such individuals were accredited investors as defined in Rule 501. All shares issued contained a restrictive legend and the holders confirmed they were acquiring the shares for investment and without an intent to distribute the shares.

          (ii)   In October 2000 we issued 1,000 shares each to 61 persons without charge pursuant to the provisions of Regulation D, Rule 506. All of such individuals were accredited investors as defined in Rule 501. All of the shares issued contained a restrictive legend and the holders confirmed that they were acquiring the shares for investment and without an intent to distribute the shares;

          (iii)  In June 2003 we issued the following shares to the following individuals for $.001 per share pursuant to Section 4(2) of the 1933 Act, as amended. All of such individuals were accredited investors or employees. All of the shares issued contained a restrictive legend, and the holders confirmed that they were acquiring the shares for investment and without an intent to distribute the shares.

Name	Number of Shares
Christopher R. Thomas	656,250
Roland Czekelius	97,656
Michael P. Vogel	31,250
Gregory Serino	3,906

          (iv)  In June 2003, pursuant to an Asset Purchase Agreement, we issued 8,010,938 shares of our common stock and 623,318 common stock purchase warrants pursuant to Section 4(2) of the 1933 Act to Passport—A Taste of Europe, Inc., a Florida corporation ("PPT"), in exchange for all of the assets of PPT. The share and warrant certificates contained a restrictive legend and PPT confirmed that it was acquiring the shares for investment and without an intent to distribute the shares.

ITEM 27. EXHIBIT INDEX.

Exhibit No.	Description
3.1	Articles of Incorporation, as amended, of the Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of Gary A. Agron
10.1	Asset Purchase Agreement Between the Registrant and Passport—A Taste of Europe, Inc.
10.2	Employment Agreement with Mr. Thomas
10.3	Restaurant Lease (MIT)
10.4	Restaurant and Office Lease (Plymouth)
10.5	Restaurant Lease (Chelsea)
10.6	Restaurant Lease (Sawgrass)
10.7	Promissory note Kabob USA, Inc.
10.8	Promissory note Kabob USA, Inc.
23.1	Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified Public Accountants, in connection with the Financial Statements of Leopard Holdings, Inc.
23.2	Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified Public Accountants, in connection with the Financial Statements of Passport—A Taste of Europe, Inc.
23.3	Consent of Gary A. Agron (See 5.1 above)

ITEM 28. UNDERTAKINGS.

        The Registrant hereby undertakes:

          (a)   That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c)   That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (e)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 14, 2003.

PASSPORT RESTAURANTS, INC.
By:	/s/ CHRISTOPHER R. THOMAS Christopher R. Thomas, Chief Executive Officer

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on August 14, 2003.

Signature	Title	Date

/s/ CHRISTOPHER R. THOMAS Christopher R. Thomas	Chief Executive Officer, President and Director	, 2003
/s/ MICHAEL P. VOGEL Michael P. Vogel	Principal Accounting Officer and Controller	, 2003
/s/ ROLAND CZEKELIUS Roland Czekelius	Vice President—Culinary Development	, 2003
/s/ CLYDE E. CULP III Clyde E. Culp III	Director	, 2003
/s/ JOHN M. CREED John M. Creed	Director	, 2003
/s/ JEFFREY BARMAN Jeffrey Barman	Director	, 2003
/s/ WERNER FISCHER Werner Fischer	Director	, 2003

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation, as amended, of the Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of Gary A. Agron
10.1	Asset Purchase Agreement Between the Registrant and Passport—A Taste of Europe, Inc.
10.2	Employment Agreement with Mr. Thomas
10.3	Restaurant Lease (MIT)
10.4	Restaurant and Office Lease (Plymouth)
10.5	Restaurant Lease (Chelsea)
10.6	Restaurant Lease (Sawgrass)
10.7	Promissory note Kabob USA, Inc.
10.8	Promissory note Kabob USA, Inc.
23.1	Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified Public Accountants, in connection with the Financial Statements of Leopard Holdings, Inc.
23.2	Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified Public Accountants, in connection with the Financial Statements of Passport—A Taste of Europe, Inc.
23.3	Consent of Gary A. Agron (See 5.1 above)